Exhibit 2.3



                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT made the 23rd day of September, 2004,

B E T W E E N:

                  CELESTICA INTERNATIONAL INC.,
                  a corporation existing under the laws of the Province of Ontario,

                  (hereinafter referred to as "Celestica International"),

                                     - and -

                  CELESTICA CORPORATION,
                  a corporation existing under the laws of the State of Delaware,

                  (hereinafter referred to as "Celestica Corp"),

                                     - and -

                  CELESTICA (THAILAND) LIMITED,
                  a corporation existing under the laws of the Kingdom of Thailand,

                  (hereinafter referred to as "Celestica Thai"),

                                     - and -

                  DYNAMO ACQUISITION CORP.,
                  a existing under the laws of the State of Delaware,

                  (hereinafter referred to as the "Purchaser").

                                     - and -

                  CELESTICA INC.,
                  a corporation existing under the laws of the Province of Ontario,

                  (hereinafter referred to as "Celestica Parent"),

                                     - and -

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                  C&D TECHNOLOGIES, INC.,
                  a corporation existing under the laws of the State of Delaware,

                  (hereinafter referred to as "C&D Parent").

            THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1         Definitions.

            For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "Affiliate" for the purposes hereof an entity (the "first entity") is the Affiliate of another entity (the "second entity") where the second entity controls the first entity, or the first entity controls the second entity or both entities are controlled by the same person or entity and for these purposes "control" is the power whether by contract or ownership of equity interests to select a majority of the board of directors or other supervisory management authority of an entity whether directly or indirectly through a chain of entities that are "controlled" within the foregoing meaning;

      "Audited Closing Date Statements" has the meaning ascribed to it in the Purchase Price Adjustment Agreement;

      "Apportioned Obligations" has the meaning set out in Section 6.3(c);

      "Business" means the business collectively carried on by the Power Vendors through their respective power operations on the date hereof, consisting of the engineering, development, design, promotion, marketing, distribution and sale of Power Products to original equipment manufacturers and other customers, including, without limitation, the "build-to-print" business, consisting of the facilitation and management, on behalf of the Power Vendors' customers, of the manufacture (including applicable testing) by third party contract manufacturers, of such customers' Power Products in accordance with such customers' specifications and without any design contribution from the Power Vendors, or any of them, but for certainty excluding the manufacture or repair of Power Products under such "build-to-print" arrangement, it being understood and agreed by the parties that none of the Power Vendors conducts the Business in its entirety and each only conducts a part of the Business such that collectively they conduct the Business;

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      "Business Day" means a day, other than a Saturday or Sunday on which banks are open for business in New York, New York;

      "Canadian Drop-Down Agreement" means the agreement to be entered into on the Closing Date between Celestica International and Dynamo Power System (Canada) ULC pursuant to which Celestica International will transfer certain of the assets relating to the Business to Dynamo Power Systems (Canada) ULC;

      "Canadian Purchase Agreement" means the share purchase agreement dated September 23, 2004 between C&D Power Systems (Canada) ULC, C&D Parent, Celestica International Inc. and Celestica Parent;

      "Claim" has the meaning set out in Section 9.4;

      "Closing" means the closing of the purchase and sale of the Purchased Assets contemplated hereby;

      "Closing Date" means September 30, 2004 or such other date as may be mutually agreed upon by the Vendors and the Purchaser;

      "Code" means the Internal Revenue Code of 1986, as amended;

      "Corp Closing Payment" has the meaning set out in Section 3.2;

      "Corp Fixed Assets" means the Corp Purchased Assets that are described in Sections 2.2(a) and (c) and that are located at the manufacturing facility operated by Celestica Suzhou Technology Ltd. in Suzhou, PRC on the date hereof;

      "Corp Purchased Assets" has the meaning set out in Section 2.2;

      "Corp Purchase Price" has the meaning set out in Section 3.2;

      "Direct Claim" has the meaning set out in Section 9.4;

      "Effective Time" means the "Effective Time" as defined in the Canadian Purchase Agreement;

      "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim or exception;

      "Governmental Entity" means any federal, provincial, local, municipal, foreign or other government, and any body lawfully exercising any administrative, judicial, legislative or regulatory authority or power;

      "Indemnified Party" has the meaning set out in Section 9.4;

      "Indemnifying Party" has the meaning set out in Section 9.4;

      "Initial Term" has the meaning set out under the Supply Agreement;

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      "International Closing Payment" has the meaning set out in Section 3.1;

      "International Fixed Assets" means the International Purchased Assets described in Sections 2.1(a) and (b) and that are located at the manufacturing facility operated by Celestica Suzhou Technology Ltd. in Suzhou, PRC on the date hereof;

      "International Purchased Assets" has the meaning set out in Section 2.1;

      "International Purchase Price" has the meaning set out in Section 3.1;

      "Laws" means any applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgements, awards or other requirements of any Governmental Entity, in each case which have the force of law;

      "Losses", in respect of any matter, means all losses, damages, liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter (but excluding any lost profits or other consequential or indirect losses);

      "Material Adverse Effect", with regard to an entity, means a material adverse effect on the business, financial condition or results of operations of the entity;

      "Other Purchase Agreements" means, collectively, the U.S. Purchase Agreement, the Canadian Purchase Agreement, the Shanghai Purchase Agreement and the Suzhou Purchase Agreement;

      "PRC" means the People's Republic of China;

      "Permitted Encumbrances" means:

            (i) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); and

            (ii) inchoate liens claimed or held by any Governmental Entity or a public utility in respect of the payment of taxes or utilities not yet due and payable;

      "Post-Closing Tax Period" has the meaning set out in Section 6.3(c);

      "Power Products" means power supply, regulation and conversion products excluding products (or components of products) whose principal function or use is not power supply, regulation or conversion but which contain or incorporate power circuitry, power supply, regulation or conversion components, including without limitation, printers and communications circuit boards and servers;

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      "Pre-Closing Tax Period" has the meaning set out in Section 6.3(c);

      "Power Vendors" means, collectively, Celestica International, Celestica Corp and Celestica Electronics (Shanghai) Co. Ltd.;

      "Purchase Price Adjustment Agreement" means the agreement dated September 23, 2004 among the Vendors, Celestica Parent, Celestica Electronics (Shanghai) Co. Ltd., Celestica Suzhou Technology Ltd., the Purchaser, C&D Power Systems (Canada) ULC, C&D Parent and Datel Electronic Technology (Shanghai) Co., Ltd.;

      "Purchased Assets" means, collectively, the International Purchased Assets, the Corp Purchased Assets and the Thai Purchased Assets;

      "Shanghai Purchase Agreement" means the asset purchase agreement dated September 23, 2004 between Celestica Electronics (Shanghai) Co. Ltd., Celestica Parent, Datel Electronics Technology (Shanghai) Co., Ltd. and C&D Parent;

      "Subsidiary" has the meaning ascribed to that term in the Business Corporations Act (Ontario), as in effect on the date hereof;

      "Supply Agreement" means the Agreement for Manufacture to be entered into on the Closing Date between Celestica Hong Kong Limited and Dynamo Power System (USA) LLC;

      "Suzhou Purchase Agreement" means the inventory purchase agreement dated September 23, 2004 between Celestica Suzhou Technology Ltd., Celestica Parent, the Purchaser and C&D Parent;

      "Tax Refund" has the meaning set out under Section 3.5;

      "Tax Return" means "Tax Return" as defined in the Canadian Purchase Agreement;

      "Taxes" means all federal, provincial, state, local and foreign taxes, governmental premiums and fees, levies and duties, including, but not limited to income tax, profits tax, corporation tax, sales and use tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, value added tax on goods sold or services rendered, sales tax, harmonized sales tax, surtax, withholding tax, employer health tax, payroll tax, education, social security and employment insurance charges, health insurance and government pension plan premiums or contributions and any interest, fines, additions to tax and penalties thereon, whether disputed or not;

      "Thai Closing Payment" has the meaning set out in Section 3.3;

      "Thai Purchased Assets" has the meaning set out in Section 2.3;

      "Thai Purchase Price " has the meaning set out in Section 3.3;

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      "Third Party Claim" has the meaning set out in Section 9.3;

      "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Vendors and the Purchaser may agree;

      "Transaction Taxes" has the meaning set out in Section 3.5;

      "U.S. Drop-Down Agreement" means the agreement to be entered into on the Closing Date between Celestica Corp and Dynamo Power System (USA) LLC pursuant to which Celestica Corp will transfer certain of the assets relating to the Business to Dynamo Power Systems (USA) LLC;

      "U.S. Purchase Agreement" means the LLC interest purchase agreement dated September 23, 2004 between C&D Parent, Celestica Corporation and Celestica Parent; and

      "Vendors" means, collectively, Celestica International, Celestica Corp and Celestica Thai.

1.2         Currency.

            Unless otherwise indicated, all dollar amounts in this Agreement are expressed in lawful currency of the United States of America.

1.3         Sections and Headings.

            The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4         Number, Gender and Persons.

            In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5         Entire Agreement.

            This Agreement, together with the Purchase Price Adjustment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

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1.6         Applicable Law.

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York without regard to conflicts of law principles, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the federal District Court for the Southern District of New York and, if such court does not accept jurisdiction, of the Court of The State of New York sitting in the Borough of Manhattan in New York City, and all courts competent to hear appeals therefrom.

1.7         Severability.

            If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.8         Successors and Assigns.

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Neither of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.9         Amendment and Waivers.

            No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.10        Schedules.

            The following Schedules are attached to and form part of this
Agreement:

            Schedule 2.1(a)      -    International Fixed Assets
            Schedule 2.2(a)      -    Corp Fixed Assets
            Schedule 2.2(b)      -    Corp Inventories
            Schedule 2.3(a)      -    Thai Inventories
            Schedule 3.1         -    Allocation of International Purchase Price
            Schedule 3.2         -    Allocation of Corp Purchase Price
            Schedule 3.3         -    Allocation of Thai Purchase Price
            Schedule 4.2(h)      -    Quality of Corp Inventories
            Schedule 4.3(h)      -    Quality of Thai Inventories

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                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1         Transfer of International Purchased Assets.

            Subject to the provisions of this Agreement, Celestica International hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from Celestica International, effective as of the Effective Time, all right, title and interest of Celestica International in and to the following property and assets (collectively, the "International Purchased Assets"):

      (a) Machinery and Equipment. All machinery, test equipment, jigs, dies, tools, handling equipment and other equipment owned by Celestica International on the date hereof and used by Celestica International in the conduct of the Business (other than such machinery and equipment which is to be transferred to Dynamo Power System (Canada) ULC pursuant to the Canadian Drop-Down Agreement), including without limitation, the machinery, test equipment, jigs, dies, tools, handling equipment and other equipment listed in Schedule 2.1(a), together with all rights of Celestica International under manufacturer's warranties, if any, with respect to such machinery and equipment; and

      (b) Furniture and Fixtures. The furniture, fixtures and leasehold improvements listed in Schedule 2.1(a).

2.2         Transfer of Corp Purchased Assets

            Subject to the provisions of this Agreement, Celestica Corp hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from Celestica Corp, effective as of the Effective Time, all right, title and interest of Celestica Corp in and to the following property and assets (collectively, the "Corp Purchased Assets"):

      (a) Machinery and Equipment. All machinery, test equipment, jigs, dies, tools, handling equipment and other equipment owned by Celestica Corp on the date hereof and used by Celestica Corp in the conduct of the Business (other than such machinery and equipment which is to be contributed to Dynamo Power System (USA) LLC pursuant to the U.S. Drop-Down Agreement), including without limitation, the machinery, test equipment, jigs, dies, tools, handling equipment and other equipment listed in Schedule 2.2(a), together with all rights of Celestica Corp under manufacturer's warranties, if any, with respect to such machinery and equipment;

      (b) Inventories. The inventories of raw materials, work-in-process, finished goods, replacement parts, and packing and shipping supplies owned by Celestica Corp on the date hereof and used by Celestica Corp in the conduct of the Business (other than such inventories to be contributed to Dynamo Power System (USA) LLC pursuant to the U.S. Drop-Down Agreement), including without limitation, to the extent not sold by Celestica Corp in the ordinary course of the Business prior to

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            the Closing Date, the raw materials, work-in-process, finished goods and replacement parts listed in Schedule 2.2(b); and

      (c) Furniture and Fixtures. The furniture, fixtures and leasehold improvements listed in Schedule 2.2(a).

2.3         Transfer of Thai Purchased Assets.

            Subject to the provisions of this Agreement, Celestica Thai hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from Celestica Thai, effective as of the Effective Time, all right, title and interest of Celestica Thai in and to the following property and assets (collectively, the "Thai Purchased Assets"):

      (a) Inventories. The inventories of raw materials, work-in-process, finished goods, replacement parts, and packing and shipping supplies owned by Celestica Thai on the date hereof and used by Celestica Thai in the conduct of the Business, including without limitation, to the extent not sold by Celestica Thai in the ordinary course of the Business prior to the Closing Date, the raw materials, work-in-process, finished goods and replacement parts listed in
            Schedule 2.3(a).

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1         Satisfaction of Purchase Price for International Purchased Assets.

            The aggregate purchase price payable by the Purchaser to Celestica International for the International Purchased Assets (the "International Purchase Price") shall be $53,235 (the "International Closing Payment"), being the estimated aggregate fair market value of the International Purchased Assets as at the date hereof, as such amount may be adjusted pursuant to the Purchase Price Adjustment Agreement. At the Time of Closing, the Purchaser shall pay the International Closing Payment to Celestica International on account of the International Purchase Price by certified cheque or wire transfer of immediately available funds to an account designated no later than three Business Days prior to the Closing Date by Celestica International. The International Purchase Price shall be allocated among the International Purchased Assets in accordance with
Schedule 3.1, and Celestica International and the Purchaser agree to report the purchase and sale of the International Purchased Assets for all state, federal, provincial and local tax purposes in a manner consistent with such allocation.

3.2         Satisfaction of Purchase Price for Corp Purchased Assets.

            The aggregate purchase price payable by the Purchaser to Celestica Corp for the Corp Purchased Assets (the "Corp Purchase Price") shall be $7,156,597 (the "Corp Closing Payment"), being the estimated aggregate fair market value of the Corp Purchased Assets as at the date hereof, as such amount may be adjusted pursuant to the Purchase Price Adjustment Agreement. At the Time of Closing, the Purchaser shall pay the Corp Closing Payment to Celestica Corp on account of the Corp Purchase Price by certified cheque or wire transfer of immediately available funds to an account designated no later than three Business Days prior to the Closing Date by Celestica Corp. The Corp Purchase Price shall be allocated among the Corp

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Purchased Assets in accordance with Schedule 3.2, and Celestica Corp and the
Purchaser agree to report the purchase and sale of the Corp Purchased Assets for all state, federal, provincial and local tax purposes in a manner consistent with such allocation.

3.3         Satisfaction of Purchase Price for Thai Purchased Assets.

            The aggregate purchase price payable by the Purchaser to Celestica Thai for the Thai Purchased Assets (the "Thai Purchase Price") shall be $902,164 (the "Thai Closing Payment"), being the estimated aggregate fair market value of the Thai Purchased Assets as at the date hereof, as such amount may be adjusted pursuant to the provisions of the Purchase Price Adjustment Agreement. At the Time of Closing, the Purchaser shall pay the Thai Closing Payment to Celestica Thai on account of the Thai Purchase Price by certified cheque or wire transfer of immediately available funds to an account designated no later than three Business Days prior to the Closing Date by Celestica Thai. The Thai Purchase Price shall be allocated among the Thai Purchased Assets in accordance with
Schedule 3.3, and Celestica Thai and the Purchaser agree to report the purchase and sale of the Thai Purchased Assets for all state, federal, provincial and local tax purposes in a manner consistent with such allocation.

3.4         No Assumption of Liabilities.

            For certainty, the Purchaser assumes no obligations or liabilities of the Vendors, or any of them.

3.5         Transfer Taxes.

      (a) Subject to the obligation to contribute of Celestica Corp or Celestica International described in (b) or (c) below, the Purchaser shall be liable for and shall pay all federal, provincial, state, local and foreign sales taxes and all other similar taxes, duties, fees or other like charges (but, for greater certainty, not including any Taxes on income or profits) of any jurisdiction ("Transaction Taxes") payable in connection with the purchase by the Purchaser of the International Purchased Assets, the Corp Purchased Assets and the Thai Purchased Assets.

      (b) Celestica Corp and the Purchaser agree that with respect to Transaction Taxes payable in connection with the purchase by the Purchaser of the Corp Purchased Assets, Celestica Corp shall contribute an amount not exceeding the lesser of

            (i)   50% of such Transaction Taxes; and

            (ii)  US$150,000.00

which contribution may be satisfied by the payment to or, at the direction of the Purchaser on receipt of evidence satisfactory to Celestica Corp acting reasonably, of Purchaser's obligation to pay such Transaction Taxes, or where Celestica Corp is obliged to remit any Transaction Taxes directly to any Governmental Entity, by such direct remittance with receipt of same provided to Purchaser.

      (c) Celestica International and the Purchaser agree that with respect to Transaction Taxes payable in connection with the purchase by the Purchaser of the International Purchased

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Assets, Celestica International shall contribute an amount not exceeding an amount equal to the positive difference, if any, between

            (i) the lesser of (x) 50% of such Transaction Taxes; and (y) US$150,000.00; and

            (ii) the aggregate amount of Celestica Corp's contributions pursuant to Section 3.5(b) above,

which contribution of Celestica International may be satisfied by the payment to or, at the direction of the Purchaser on receipt of evidence satisfactory to Celestica International acting reasonably, of the Purchaser's obligation to pay such Transaction Taxes, or where Celestica International is obliged to remit any Transaction Taxes directly to any Governmental Entity, by such direct remittance with receipt of same provided to Purchaser.

      (d) Any contributions by Celestica International or Celestica Corp to the Purchaser under this Section 3.5 shall, solely for Tax purposes and to the extent permitted by Law, be treated as an adjustment to the Purchaser's acquisition cost of assets acquired hereunder and, for greater certainty, shall not be treated as an adjustment to the quantum of the Corp Purchase Price or the International Purchase Price for purposes of this Agreement or any other agreement contemplated hereunder.

      (e) To the extent that the Purchaser receives from a Governmental Entity to which Transaction Taxes were paid a rebate, refund, credit or other form of offset to Taxes ("Tax Refund") in respect of which Celestica Corp or Celestica International contributed under this Section 3.5, the Purchaser shall pay to such Celestica party an amount equal to 50% of such Tax Refund; provided, however, that the Tax Refund amounts payable to the Celestica parties by the Purchaser hereunder shall in the aggregate not exceed US$150,000.

      (f) Any payments by the Purchaser of Tax Refund amounts under this Section
3.5 shall, solely for Tax purposes and to the extent permitted by Law, be treated as an adjustment to the Purchaser's acquisition cost of assets acquired hereunder and, for greater certainty, shall not be treated as an adjustment to the quantum of the Corp Purchase Price or the International Purchase Price for purposes of this Agreement or any other agreement contemplated hereunder.

3.6         Right to Withhold.

            Purchaser shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold under the Code, or any provision of state, local, or foreign Tax law after giving effect to any applicable income tax treaty. The Purchaser shall use reasonable efforts to notify Vendor of its intention to make any such withholding at least two Business Days prior to Closing; provided, however, that the Purchaser shall be entitled to make such withholding in any event. The Purchaser shall remit any amount so withheld to the relevant tax authority no later than the earlier of (i) the applicable due date and (ii) 10 Business Days after the date of payment to the Purchaser in respect of which the withholding was made. The Purchaser shall timely furnish to the Vendor the original or certified copy of receipt evidencing the remittance. To the extent

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amounts are so withheld, such withheld amounts shall be treated for all purposes hereto as having been paid to the Vendor.

3.7         Further Assurances.

            From time to time subsequent to the date hereof, each party to this Agreement covenants and agrees that it will at all times, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1         Representations and Warranties of Celestica International.

            Celestica International represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the International Purchased Assets, regardless of any independent investigation made by the Purchaser:

      (a) Existence and Capacity. Celestica International is validly existing under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by Celestica International and is a legal, valid and binding obligation of Celestica International, enforceable against Celestica International by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Celestica International of any of the International Purchased Assets;

      (d) Ownership of Purchased Assets. The International Purchased Assets are owned beneficially by Celestica International with a good and marketable title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances.

      (e) No Violation. The execution and delivery of this Agreement by Celestica International and the consummation by Celestica International of the transaction

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            of purchase and sale of the International Purchased Assets herein provided for do not result in the violation by Celestica International of or conflict with:

            (i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Celestica International;

            (ii) any judgement, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Celestica International; or

            (iii) any Law applicable to Celestica International;

      (f) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Celestica International of the transaction of purchase and sale of the International Purchased Assets contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 4.1(f) or which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein; and

      (g) Condition of Assets. All the property and assets listed in Schedule 2.1(a) are in operating condition, having regard to the use and age thereof, except only for reasonable wear and tear.

4.2         Representations and Warranties of Celestica Corp.

            Celestica Corp represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Corp Purchased Assets, regardless of any independent investigation made by the Purchaser:

      (a) Existence and Capacity. Celestica Corp is validly existing under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by Celestica Corp and is a legal, valid and binding obligation of Celestica Corp, enforceable against Celestica Corp by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Celestica Corp of any of the Corp Purchased Assets;

      (d) Ownership of Purchased Assets. The Corp Purchased Assets are owned beneficially by Celestica Corp with a good and marketable title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances.

      (e) No Violation. The execution and delivery of this Agreement by Celestica Corp and the consummation by Celestica Corp of the transaction of purchase and sale of the Corp Purchased Assets herein provided for do not result in the violation by Celestica Corp of or conflict with:

            (i) any provision of the constating documents or by-laws or consents of the board of directors (or any committee thereof) or shareholders of Celestica Corp;

            (ii) any judgement, decree, order or aware of any court, governmental body or arbitrator having jurisdiction over Celestica Corp; or

            (iii) any Law applicable to Celestica Corp;

      (f) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Celestica Corp of the transaction of purchase and sale of the Corp Purchased Assets contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in
            Schedule 4.2(f) or which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein;

      (g) Condition of Assets. All the property and assets listed in Schedule 2.2(a) are in operating condition, having regard to the use and age thereof, except only for reasonable wear and tear; and

      (h) Inventories. Except as set out in Schedule 4.2(h), the raw materials, work-in-process and finished goods inventories described in Section 2.2(b) are of a quality and quantity that is useable or saleable in the ordinary course of the Business are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value on the books of account of Celestica Corp) and are carried on the books of Celestica Corp, and will be reflected in the Audited Closing Date Statements for the transaction of purchase and sale contemplated hereunder, at the lower of cost and net realizable value. All such inventories are labelled and stored in compliance in all material respects with applicable Laws.

4.3         Representations and Warranties of Celestica Thai.

            Celestica Thai represents and warrants to the Purchaser as follows with and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Thai Purchased Assets, regardless of any independent investigation made by the Purchaser:

      (a) Existence and Capacity. Celestica Thai is validly existing under the laws of the Kingdom of Thailand and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by Celestica Thai and is a legal, valid and binding obligation of Celestica Thai, enforceable against Celestica Thai by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Celestica Thai of any of the Thai Purchased Assets;

      (d) Ownership of Purchased Assets. The Thai Purchased Assets are owned beneficially by Celestica Thai with a good and marketable title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances;

      (e) No Violation. The execution and delivery of this Agreement by Celestica Thai and the consummation by Celestica Thai of the transaction of purchase and sale of the Purchased Assets herein provided for do not result in the violation by Celestica Thai of or conflict with:

            (i) any provision of the constating documents or by-laws or resolutions (or the equivalent thereof) of the board of directors (or any committee thereof) or shareholders of Celestica Thai;

            (ii) any judgement, decree, order or aware of any court, governmental body or arbitrator having jurisdiction over Celestica Thai; or

            (iii) any Law applicable to Celestica Thai;

      (f) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Celestica Thai of the transaction of purchase and sale of the Thai Purchased Assets contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in
            Schedule 4.3(f) or which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein;

      (g) Condition of Assets. All the property and assets listed in Schedule 2.3(a) are in operating condition, having regard to the use and age thereof, except only for reasonable wear and tear;

      (h) Inventories. Except as set out in Schedule 4.3(h), the raw materials, work-in-process and finished goods inventories described in Section 2.3(a) are of a quality and quantity that is useable or saleable in the ordinary course of the Business, are fit for the purpose for which they are intended (except to the extent, if any, written down to net realizable value on the books of account of Celestica Thai) and are carried on the books of Celestica Thai and will be reflected in the Audited Closing Date Statements for the transaction of purchase and sale contemplated hereunder, at the lower of cost and net realizable value. All such inventories are labelled and stored in compliance in all material respects with applicable Laws;

      (i) Insurance. Celestica Thai has the Thai Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Celestica Thai is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion, except where such default would not, either individually or collectively with such other defaults, reasonably be expected to have a Material Adverse Effect; and

      (j) Compliance with Laws. Celestica Thai has complied in all material respects, and in accordance with customary business practice in the local jurisdiction, with the laws applicable to its ownership and operation of the Thai Purchased Assets.

4.4         Survival of Representations and Warranties of the Vendors.

            The representations and warranties of the Vendors contained in this Agreement shall survive the closing of the transactions contemplated hereby until March 31, 2006, unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that:

      (a) the representations and warranties set out in Sections 4.1(a), 4.1(b), 4.1(d), 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.3(b) and 4.3(d)
            shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date hereof, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1         Representations and Warranties.

            The Purchaser represents and warrants to each of the Vendors as follows and acknowledges and confirms that each of the Vendors is relying on such representations and warranties in connection with the sale by such Vendor of the Purchased Assets it hereby sells to the Purchaser:

      (a) Existence and Capacity. The Purchaser is a corporation validly existing under the laws of the State of Delaware and it has the corporate power to enter into this Agreement and perform its obligations hereunder;

      (b) Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by each of the Vendors in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

      (c) No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions provided for herein do not result in the violation of or conflict with any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; and

      (d) Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

5.2         Survival of Representations and Warranties of the Purchaser.

            The representations and warranties of the Purchaser contained in this Agreement shall survive the closing of the transactions contemplated hereby for a period of one year after the Closing Date unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of any Vendor, shall continue in full force and effect for the benefit of the Vendors during such period, except that:

      (a) the representations and warranties set out in Sections 5.1(a) and 5.1(b) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date hereof, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 6
                                    COVENANTS

6.1         Removal of Purchased Assets.

      (a) The Purchaser covenants and agrees with Celestica International that it will not, without the prior written consent of Celestica International, remove the International Fixed Assets, or suffer or permit the International Fixed Assets to be removed, from the respective locations at which they are located on the date hereof until the earlier of (i) the expiry of the Initial Term of the Supply Agreement and (ii) the effective date of a termination of the Supply Agreement by Dynamo Power System (USA) LLC permitted pursuant to Section
24.2 of the Supply Agreement.

      (b) The Purchaser covenants and agrees with Celestica Corp that prior to the date of termination of the Supply Agreement it will not, without the prior written consent of Celestica Corp, remove the Corp Fixed Assets, or suffer or permit the Corp Fixed Assets to be removed, from the respective locations at which they are located on the date hereof until the earlier of (i) the expiry of the Initial Term of the Supply Agreement and (ii) the effective date of termination of the Supply Agreement by Dynamo Power System (USA) LLC permitted pursuant to Section 24.2 of the Supply Agreement.

6.2         Use of Name.

            The Purchaser agrees that it shall as soon as practicable after the Time of Closing and in any event no later than March 22, 2005, cease any use of the name "Celestica" or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries) in the style or manner in which it represents itself or conducts its business, including without limitation in the labelling or packaging of products and goods sold by the Purchaser, and on its letterhead, invoices and other stationery; provided that the Purchaser shall, or shall cause the Purchaser to, notify the Purchaser's component vendors within 45 days of the Closing Date to cease branding product components with the "Celestica" name, or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries).

6.3         Tax Matters.

      (a) It is agreed that the Vendors and the Purchaser will not comply with the provisions of any so-called bulk transfer or bulk sales laws of any jurisdiction in connection with the sale to the Purchaser of the Purchased Assets. The Vendors will use reasonable commercial efforts to obtain prior to Closing other applicable Tax clearance, withholding, good standing or similar certificates, and will provide copies of any such certificates so obtained to the Purchaser at Closing.

      (b) Each of Celestica Corp and the Purchaser agree to cooperate with the other in preparing Internal Revenue Form 8594 for filing by each and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date.

      (c) All real property taxes, personal property taxes and similar obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations"), excluding any Taxes covered by Section 3.4 of this Agreement, shall be apportioned between the respective Vendor and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the taxable period ending on and including the Closing Date (the "Pre-Closing Tax Period") and the number of days of such taxable period included in the taxable period beginning the day after the Closing Date (the "Post-Closing Tax Period"). Such Vendor shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing Date, such Vendor and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, such Vendor shall notify the Purchaser upon receipt of any bill for real or personal property taxes relating to the respective Purchased Assets sold by it, part or all of which is attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Purchaser who shall pay the same to the appropriate governmental authority, provided that if such bill covers the Pre-Closing Tax Period, such Vendor shall also remit prior to the due date of assessment to the Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either such Vendor or the Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

6.4         Registrations.

            Celestica Thai shall, in respect of the Thai Purchased Assets which bear ownership registration documents, if any, file such statements or other documents as may be necessary to effect a change of the ownership of such Thai Purchased Assets at the public registry and use commercially reasonable efforts to cause the Thai Purchased Assets to be re-registered in the name of the Purchaser no later than the Time of Closing. For certainty, nothing herein shall require Celestica Thai to register any of the Thai Purchased Assets not already registered with the applicable Governmental Entity.

                                    ARTICLE 7
                              CONDITIONS OF CLOSING

7.1         Conditions of Closing in Favour of the Purchaser.

            The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Representations and Warranties. The respective representations and warranties of the Vendors contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the relevant Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the relevant Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser;

      (c) Regulatory Consents. There shall have been obtained, from all governmental or regulatory authorities, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedules 4.1(f), Schedule 4.2(f) and Schedule 4.3(f); and

      (d) Canadian Purchase Agreement and U.S. Purchase Agreement. The transactions contemplated by the U.S. Purchase Agreement and the Canadian Purchase Agreement shall be completed concurrently with the closing of the transactions contemplated hereby.

If any of the conditions contained in this Section 7.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendors, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement shall be terminated. If the Purchaser or any of its representatives or agents is aware, on or prior to the Closing, that a representation or warranty of the Vendor is incorrect or inaccurate or a covenant or obligation of a Vendor to be performed on or prior to the Time of Closing is breached or not performed and the Purchaser proceeds with the Closing, the Purchaser shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by or on behalf of the Purchaser or its Affiliates prior to Closing.

7.2         Conditions of Closing in Favour of the Vendor.

            The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendors, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Payment of Purchase Price. The Purchaser shall have paid the International Closing Payment, the Corp Closing Payment and the Thai Closing Payment to Celestica International, Celestica Corp and Celestica Thai, respectively, in accordance with the provisions of Sections 3.1, 3.2 and 3.3;

      (b) Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors;

      (c) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors;

      (d) Regulatory Consents. There shall have been obtained, from all governmental or regulatory authorities, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedules 4.1(f), Schedule 4.2(f) and Schedule 4.3(f); and

      (e) Canadian Purchase Agreement and U.S. Purchase Agreement. The transactions contemplated by the U.S. Purchase Agreement and the Canadian Purchase Agreement shall be completed concurrently with the closing of the transactions contemplated hereby.

If any of the conditions contained in this Section 7.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendors, acting reasonably, the Vendors may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors and the Purchaser under this Agreement shall be terminated. If the Vendors or any of their respective representatives or agents are aware, on or prior to the Closing, that a representation or warranty of the Purchaser is incorrect or inaccurate or a covenant or obligation of the Purchaser to be performed on or prior to the Time of Closing is breached or not performed and the Vendors proceed with the Closing, the Vendors shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance.

                                    ARTICLE 8
                              CLOSING ARRANGEMENTS

8.1         Place of Closing.

            The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1.

8.2         Further Assurances.

            From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

8.3         Risk of Loss.

            From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the relevant Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the relevant Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

                                    ARTICLE 9
                                 INDEMNIFICATION

9.1         Indemnification by the Vendors.

            Subject to the provisions of Section 9.9, each of the Vendors jointly and severally agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates as a result of:

      (a) any breach by any Vendor of any representation or warranty of such Vendor contained in Article 4 of this Agreement (provided that no Vendor shall be required to indemnify or save harmless the Purchaser in respect of any breach of any representation or warranty made by such Vendor in Article 4 unless the Purchaser shall have provided notice to such Vendor in accordance with Section 9.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 4.4); and

      (b) any breach or non-performance by any Vendor of any covenant to be performed by it which is contained in this Agreement.

9.2         Indemnification by the Purchaser.

            Subject to the provisions of Section 9.9, the Purchaser agrees to indemnify and save harmless each of the Vendors from and against all Losses suffered or incurred by such Vendor or any of its Affiliates as a result of:

      (a) any breach by the Purchaser of any representation or warranty of the Purchaser contained in Article 5 of this Agreement (provided that the Purchaser shall not be required to indemnify or save harmless any Vendor in respect of any breach of any such representation or warranty unless such Vendor shall have provided notice to the Purchaser in accordance with Section 9.3 within the applicable survival period in respect of such representation and warranty, as set forth in Section 5.2);

      (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement; and

      (c) the use by the Purchaser of the name "Celestica" or any logo, trade-mark or derivative thereof after the Effective Time.

9.3         Tax Indemnification.

      (a) Without duplication of any indemnities granted by the Vendor under
Section 9.1 or otherwise granted under this Section 9.3(a) or granted by a Vendor or any Affiliate of a Vendor under the Other Purchase Agreements, each of the Vendors jointly and severally agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates that are attributable to:

            (i) any Tax liability of the Vendor or any of its Affiliates which may be imposed on the Purchaser or any of its Affiliates as a transferee or successor, by contract, or otherwise (including any such Tax liability imposed on the Vendor as a transferee or successor, by contract, or otherwise);

            (ii) any failure of the Vendor (for greater certainty, excluding Celestica Thailand) of its obligation to contribute to Transaction Taxes as described in Section 3.5 hereof;

            (iii) any Taxes attributable to any non-compliance of the Vendor or the Purchaser as contemplated by Section 6.3(a) hereof; or

            (iv) any backup withholding or similar Tax on income or profit of the Vendor applicable to the Purchase Price but excluding any Tax that is interest, penalty, fine or similar amount arising in connection with the failure by the Purchaser to make a withholding permitted under Section 3.6 hereof.

      (b) The Purchaser agrees to indemnify and save harmless Celestica International and Celestica Corp from and against all Losses suffered or incurred by any of them or any of their

Affiliates thereto (including, for greater certainty, Celestica Suzhou Technology Ltd. (or any successor thereto), attributable to any liability for a Transaction Tax of such party arising in respect of the International Fixed Assets or the Corp Fixed Assets as a consequence of a breach of the Purchaser's covenant in Section 6.1 provided, however, the liability of the Purchaser to indemnify hereunder shall not exceed an amount equal to 50% of such aggregate Transaction Taxes.

9.4         Notice of Claim.

            In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

            If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

9.5         Direct Claims.

            With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

9.6         Third Party Claims.

            With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.7         Settlement of Third Party Claims.

            If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

9.8         Co-operation.

            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

9.9         Monetary Limit on Indemnification.

      (a) No Claim shall be made by any Indemnified Party in respect of Losses suffered or incurred by it pursuant to:

            (i) Section 9.1(a) (other than arising from a breach or inaccuracy of the representations and warranties contained in Section 4.1(d), 4.2(d) or 4.3(d);

            (ii) Section 9.1(b) (other than in respect of a failure by the Vendors to sell the Purchased Assets to the Purchaser as provided herein except where permitted to do so in this Agreement or in respect of a breach or non-performance by the Vendors of their respective covenants in Section 6.3);

            (iii) Section 9.2(a); or

            (iv) Section 9.2(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Assets from the Vendors as provided herein except where permitted to do so in this Agreement or in respect of a breach or non-performance by the Purchaser of its covenants in
                  Section 6.3),

until the aggregate of all Losses suffered or incurred by such Indemnified Party in respect of all matters which could be the subject of Claims under the foregoing Sections and by it and indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements, exceeds $500,000, in which case the Indemnifying Party's liability to indemnify the Indemnified Party shall commence from the first dollar of Losses in excess of $250,000.

      (b) An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses pursuant to:

            (i) Section 9.1(a) (other than arising from a breach or inaccuracy of any of the representations and warranties contained in
                  Section 4.1(d), 4.2(d) or 4.3(d);

            (ii) Section 9.1(b) (other than in respect of a failure by the Vendors to sell the Purchased Assets to the Purchaser as provided herein except where permitted to do so in this Agreement or in respect of a breach or non-performance by the Vendors of their respective covenants in Section 6.3;

            (iii) Section 9.2(a); or

            (iv) Section 9.2(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Assets from the Vendors as provided herein except where permitted to do so in this Agreement or in respect of a breach or non-performance by the Purchaser of its covenants in Section 6.3), after the aggregate of all successful Claims for Losses made by such Indemnified Party under the foregoing Sections and by it and the indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements exceeds $10,000,000.

9.10        Exclusivity.

            The provisions of this Article 9 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 9.

                                   ARTICLE 10
                                     GENERAL

10.1        Notices.

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) delivered in person, (ii) transmitted by facsimile or similar means of recorded electronic communication with receipt confirmed, or (iii) sent by registered mail or courier, charges prepaid, addressed as follows:

            (a)   if to Celestica International, Celestica Corp or Celestica
                  Thai:

                  c/o Celestica Inc.
                  1150 Eglinton Avenue East
                  Toronto, ON  M3C 1H7
                  Attention: Senior Vice-President and Chief Legal Officer Facsimile No.: 416-448-2817

                  with a copy to:

                  Attention: Senior Vice-President, Corporate Development Facsimile No.: 416-448-5444

            (b)   if to the Purchaser:

                  c/o C&D Technologies, Inc.
                  1400 Union Meeting Road
                  Blue Bell, PA 19422
                  Attention: Vice-President, General Counsel
                  Facsimile No.: 215-619-7816

                  with a copy to:

                  Attention: Vice-President, Corporate Development Facsimile No.: 215-619-7875

            Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 10.1.

10.2        Commissions, etc.

            Each of the Vendors severally (and not jointly or jointly and severally) agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Vendor to act or have acted for or on behalf of the Vendor or any of its Affiliates in connection with the transactions contemplated hereby, and the Purchaser agrees to indemnify and save harmless each of the Vendors from and against all

Losses suffered or incurred by such Vendor in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Purchaser to act or have acted for the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

10.3        Consultation and Public Announcements.

            The Purchaser shall consult with the Vendors, and the Vendors shall consult with the Purchaser, before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, none of the Vendors or the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other parties to this Agreement.

10.4        Disclosure.

            Prior to any public announcement of the transaction contemplated hereby pursuant to Section 10.4, no party shall disclose this Agreement or any aspect of such transaction except to its board of directors and, in the case of any Vendor, to the board of directors of its parent corporation, Celestica Inc., or any committee thereof, and on a "need to know" basis (i) to its senior management, (ii) to its legal, accounting, financial or other professional advisors who are assisting it in connection with the transaction, and (iii) as may otherwise be required by any applicable law or any regulatory authority having jurisdiction or any stock exchange on which the shares of such party or of an Affiliate of such party are listed.

10.5        Celestica Parent Guarantee.

      (a) Celestica Parent hereby irrevocably and unconditionally guarantees to the Purchaser, jointly and severally with the Vendors, the performance by the Vendors of their respective obligations under this Agreement, including, without limitation, the indemnification obligations of the Vendors contained in Article
9. The Purchaser shall not be required to give any notice to, or make any demand on, any Vendor or to proceed against any Vendor's assets prior to requiring the performance by Celestica Parent of the obligations guaranteed under this Section
10.5. Celestica Parent agrees that its obligations under this Section 10.5 will not be discharged except by complete performance of all obligations of the Vendors set forth in this Agreement.

      (b) Celestica Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Purchaser may have against Celestica Parent by virtue hereof, that upon the failure of any Vendor to pay or perform any of its obligations when and as the same shall become due hereunder, Celestica Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

10.6        C&D Parent Guarantee.

      (a) C&D Parent hereby irrevocably and unconditionally guarantees to the Vendors, jointly and severally with the Purchaser, the performance by the Purchaser of its obligations under this Agreement, including, without limitation, the indemnification obligations of the

Purchaser contained in Article 9. The Vendors shall not be required to give any notice to, or make any demand on, the Purchaser or to proceed against the Purchaser's assets prior to requiring the performance by C&D Parent of its obligations under this Section 10.6. C&D Parent agrees that the obligations guaranteed under this Section 10.6 will not be discharged except by complete performance of all obligations of the Purchaser set forth in this Agreement.

      (b) C&D Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Vendor may have against C&D Parent by virtue hereof, that upon the failure of the Purchaser to pay or perform any of its obligations when and as the same shall become due hereunder, C&D Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

10.7        Counterparts.

            This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

                                        CELESTICA INTERNATIONAL INC.

                                        by  /s/ Rahul Suri
                                           _____________________________________
                                            Name:  Rahul Suri
                                            Title: Authorized Signatory


                                        CELESTICA CORPORATION

                                        by  /s/ Rahul Suri
                                           _____________________________________
                                            Name:  Rahul Suri
                                            Title: Authorized Signatory


                                        CELESTICA (THAILAND) LIMITED

                                        by  /s/ Rahul Suri
                                           _____________________________________
                                            Name:  Rahul Suri
                                            Title: Aughorized Signatory


                                        DYNAMO ACQUISITION CORP.

                                        by  /s/ Stephen E. Markert, Jr.
                                           _____________________________________
                                            Name:  Stephen E. Markert, Jr.
                                            Title: Vice President and CFO

                                        CELESTICA INC.

                                        by  /s/ Rahul Suri
                                           _____________________________________
                                            Name:  Rahul Suri
                                            Title: Senior Vice-President,
                                                   Corporate Development


                                        C&D TECHNOLOGIES INC.

                                        by  /s/ Stephen E. Markert, Jr.
                                           _____________________________________
                                            Name:  Stephen E. Markert, Jr.
                                            Title: Vice President and CFO